Exhibit 10(c)28




March 31, 2004





Mr. William Cavanaugh III
1109 Tazwell Place
Raleigh, NC  27612

Dear Bill:

This letter will confirm the discussions we have recently had concerning your upcoming retirement as Chief Executive Officer on March 1, 2004, and as Chairman of the Board at the May 12 Annual Meeting of Shareholders. As agreed, you will be available to provide various services to the Company after May 12, 2004. These services will be as requested by, and performed under the general direction of, Progress Energy's Chief Executive Officer, as agreed to by you. The compensation for such services will be as approved by the Chief Executive Officer.

The Company will continue to provide you with the following services and benefits: a home alarm and security service, a company network telephone and facsimile equipment at your residences, a personal computer, and a cellular telephone. The Company will provide you with financial planning for three years following your retirement and will provide financial planning for Mrs. Cavanaugh for one year after your death (if you predecease her). The Company will also continue to provide appropriate office and secretarial support. These services and appropriate office accommodations will be supplied until you attain the age of 75. After such time, if services or accommodations of any kind might be appropriate, the matter will be determined at that time by the Chief Executive Officer.

In addition, the Company will reimburse you for your reasonable expenses in connection with your upcoming service for one term as Chairman of the World Association of Nuclear Operations (WANO). We understand that your term as Chairman of WANO will commence this year and will be a two-year commitment. Reasonable expenses will include the cost of a security detail in those places where security would be appropriate. The need for security will be determined after consultation with Progress Energy Corporate Security and the Chief Executive Officer or his designee. You should review your travel and other plans and expenditures concerning WANO in advance with the Chief Executive Officer.

I look forward to our continued association.

Sincerely,

/s/ Robert B. McGehee

Attachment

Agreed: /s/ William Cavanaugh III      Approved: /s/ Charles W. Coker
        -------------------------                --------------------
        William Cavanaugh III                    Charles W. Coker